Exhibit 99.1

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting - Director, IR

Steven Gunby FTI Consulting - President, CEO

Roger Carlile FTI Consulting - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Kevin McVeigh Macquarie Research - Analyst

Tim McHugh William Blair & Company - Analyst

Randy Reece Avondale Partners - Analyst

Jerry Herman Stifel Nicholaus - Analyst

Joseph Foresi Janney Montgomery Scott - Analyst

David Gold Sidoti & Company - Analyst

Ato Garrett Deutsche Bank - Analyst

PRESENTATION

Operator

Good day and welcome to the FTI Consulting second-quarter 2014 earnings conference call. Today’s conference is being recorded. At this time, I’d like to turn the conference over to Ms. Molly Hawkes, Senior Director of Investor Relations. Please go ahead ma’am.

Mollie Hawkes - FTI Consulting - Director, IR

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s second-quarter 2014 results as reported this morning. Management will begin with formal remarks after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involves risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions relating to financial performance, acquisitions, business trends, and other information or other matters that are not historical including statements regarding estimates of our future financial results and other matters. For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our most recent Form 10-K and in our other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA, total adjusted segment EBITDA, adjusted earnings per share, and adjusted net income. For a discussion of these and other non-GAAP financial measures, as well as our reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning.

Before I turn the call over to management, as a reminder, it is important to note that with the first quarter of 2014, the definitions of our non-GAAP measures have been updated to exclude [remeasurements] of acquisition-related contingent considerations. We believe these non-GAAP measures when considered together with our GAAP financial results provide management and investors with a more complete understanding of our operating results including underlying trends [by] excluding the facts of remeasurement of acquisition-related contingent considerations, special charges, and good will impairment charges. Prior periods presented in our earnings release in Form 10-K/Q with the second quarter have been reclassified to reflect this definitional change and all comparative periods going forward will reflect this change as well.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

With these formalities out of the way, I am joined today by Steven Gunby our President and Chief Executive Officer and Roger Carlisle our Chief Financial Officer. At this time I will turn the call over to our President and Chief Executive Officer, Steven Gunby. Steven, please go ahead.

Steven Gunby - FTI Consulting - President, CEO

Thank you Mollie. And let me welcome everyone to today’s call. I think I had a chance to meet most of you, if not all of you, at the Investor Day a few weeks ago and I enjoyed that a great deal. I look forward to spending more time with you going forward. For those of you I haven’t had the chance to meet, I look forward to changing that as soon as we can.

Today, with your permission, I’d like to avoid spending much time personally on the financials. The financials — the second quarter results are very much in line with what we talked about a few weeks ago. We have continued comfort with the guidance we gave you for the full year, so what I think I’d like to do is to leave the financial review and the detailed financial questions to Roger in the Q&A. And with your permission, spend a few minutes up front to talk about the people announcements we made this morning.

At Investor Day a number of you expressed some enthusiasm for the initiatives we were contemplating at that time but a couple of you raised questions that asked whether we feel like we have all the resources we need to pull it off. I think I said to a couple of you, look, you are in professional services firms as well you never have all the resources you need to pull off the sorts of changes you want to make. But I think with the announcements today, we have made a terrific start on that and a terrific addition to the team that will really be helpful.

So with that, let me introduce several of the people — the three people we announced this morning. David Johnson is one who maybe some of you on this call know. He has been a CFO at a number of prominent companies over the years.

He began his career in investment banking. He spent 12 years at Merrill Lynch. He then left Merrill Lynch to become CFO at the Cendant Corporation, where he was named by CFO Magazine as one of the leading US CFOs under the age of 40. I think he is still a terrific CFO — I don’t think David’s still under 40 but he’s still a terrific CFO.

Then for seven years he served as the CFO of The Hartford Financial Services Group, which I think you know is a publically traded Fortune 100 company and there he was also awarded a number of accolades including being named by Institutional Investor as one of the top CFOs in America for five consecutive years. And David took on a more of a public service role, becoming the CFO of Fanny Mae in 2008, shortly after Fanny Mae was placed into government conservatorship, a role he play for a number of years.

Most recently, he has been the CFO of Athene Holding Company, which is an insurance holding company focusing on issuing or reinsuring fixed and equity indexed annuities, which he is in that role and will remain in that role until he joins FTI next month. More than his credentials, those of you who know David, know that he is a very smart guy, a strategic guy, an analytical guy, and a collaborative individual. And I am thrilled to have him as part of the team and I hope that all of you will enjoy working with him going forward as much as I am looking forward to.

The second person I’d like to talk about is Holly Paul, who will join us to become the Company’s next Chief Human Resources Officer. We have had people in that role before but I think we’ve not had anybody fully dedicated to that role since 2010. And I think for a people company like ourselves, it’s critical to have somebody focused on the people full-time.

So I’m excited not only to have someone in that position full-time again, but in particular to have Holly in that role. She is a terrific individual. She has drive. She has energy. She’s intelligent but she also has a lot of good experience.

She started her career at PwC initially on the audit side and in the consulting side before being lured into taking an HR track. She grew to become one of the senior most people responsible for talent acquisition both domestically and globally. And then 2013, she was lured away to become the Chief Human Resources Officer at Vocus, which for those of you who don’t know it, is a publically held marketing and public relations software company.

There she worked directly with the CEO and the management team to develop a whole set of people initiatives and strategies including recruitment, compensation, and talent management. So I am excited to have Holly join us as well and she’ll be joining us around the same date as David in the end of August.

Before I go onto the other folks, let me use this point as a moment to say a few words of thank you to Roger. And I do that because Roger has played each of those two roles and a number of other roles in the C-suite over the years. Most of you know him as a CFO but he’s also been the Chief Administrative Officer, the Chief HR Officer, and Roger, I don’t know how many other roles you’ve played but no matter what role Roger played, he has been a key person of stability here at FTI, an ambassador of FTI in the C-suite.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

At the beginning of the year, Roger approached me and said he wanted to get involved in a more operationally-oriented role. That he enjoyed the role as Chief HR Officer and the Chief Administrative Officer and enjoyed working with you all as CFO but that his heart is in Client Service and in operating. And he asked me to start a CFO search as soon as I could.

I tried to ignore your request, Roger, for a while but then he came back to me and said it’s time to start the CFO search. So, he and I did just that. Roger, I was very happy, was very involved in interviewing all the candidates for both the CFO and HR roles.

So I want to thank Roger for his help with the selection but more fundamentally, thank you Roger for the important roles you’ve played in the C-suite over the many years and for your commitment to helping Dave and Holly transition into their new roles.

Roger will remain in his current role through August 24th and will remain an AVP of the Company. And Roger and I continue to explore whether there is an operating role within the Company that fulfills Roger’s aspirations.

The last person I wanted to mention as a new addition to our team is Paul Linton, who will be joining us as our Chief Strategy and Transformation Officer. I know Paul well from his and my time at the Boston Consulting Group. Paul began his career in a very different role developing microprocessors for personal computers and designing infrastructure systems as an electrical engineer with Motorola.

When he tells me the details of that I still don’t understand what he says. But after earning his MBA, he joined BCG and rose to become a partner and has been with the company for 14 years. Paul at BCG helped companies develop strategies and implement strategies but he was also a key member of BCG’s transformation team, which typically works with new CEOs to help companies create and drive major change agendas successfully.

I worked with Paul closely a number of times at BCG but when I was working with him or when I was not working with him, I always observed that he is not only a change agent but a terrific, tenacious guy who gets stuff done and a terrifically collaborative guy. He knows how to work with organizations and other people to get stuff done. And I believe his skill set but those mental maps, that orientation, those capabilities, will be a terrific add to our team.

Finally, let me talk about Adam Bendell who is not a new addition to our team but Adam, as some of you know, has been serving as our SVP of Strategic Development over the last while. I’m pleased to say Adam is going to move into a new role as Chief Innovation Officer.

In that role, he’s going to be focused on many of the things that he discussed with each of you at the Investor Day — commercialization of new products and services adjacent to our existing businesses, mining our existing businesses for core ideas that can be repurposed into new businesses.

Adam is extremely well-skilled to fill that role. He is also excited about it, as I am. So I’m confident that it will be a great place for Adam to contribute to our company.

Those are the people announcements I wanted to make. It took a little bit of time going through — from away from going through the numbers and I’ll turn to that — Roger in a second but I think given the importance of just not coming up with ideas for change but getting them done, I thought it was important to take some time on that.

Let me conclude with a couple of more general remarks. We talked Investor Day about the tremendous capabilities that this company has and the tremendous future that we see this company having. The issue is not the potential of the Company. The issue is actually making it come to life — making it come to fruition.

And we described many of those initiatives that we’re driving. We have great people to drive those initiatives but the addition of these three people to me and the movement of Adam into the new role is a terrific step forward in terms of us not just having ideas on a piece of paper but making sure they come to life and support the Company in its next generation of growth, focus on organic growth and enhancing the capabilities that we see critical to building this business going forward.

So with that, let me say welcome aboard David, Holly, and Paul and turn the call over to Roger to give you more texture on the quarter.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

Roger Carlile - FTI Consulting - EVP, CFO

All right. Thanks Steve. Before I turn to the quarterly results, I would like to take a moment to share as well what an honor and a privilege it has been to lead FTI Consulting’s Finance, Human Resources and Infrastructure teams over these last several years. I also want to express what a pleasure it has been to work with the leadership team at FTI Consulting, my colleagues at the Firm, and those of you joining us on today’s call.

We hired David Johnson after an extensive search spanning several months. During this time, I worked closely with Steve and members of our executive committee to identify candidates that who we believed were the best fit for FTI Consulting. And I can tell you that I believe David is the right CFO to take this company to the next stage of growth.

In fact, I’m excited not only about David joining us but also Holly and Paul in what I believe is a meaningful step forward in the company’s evolution. With that, let me take you through the quarter in more detail.

During the quarter, we realized organic revenue growth of 9%, which was driven by year-over-year revenue growth across all of our business segments. As expected, the major drivers of our quarterly results were our Forensic and Litigation Consulting and Technology businesses.

In addition, the second quarter results in our Economic Consulting business demonstrated a rebound from our slow start to the year in this business with revenues increasing 10% sequentially as compared to the first quarter of 2014. For the quarter, revenues increased 10% to $454.3 million compared to $414.6 million in the prior year.

Fully diluted earnings per share or EPS was $0.42 compared to $0.58 in the prior-year quarter. EPS for the quarter included a special charge of $9.4 million related to the closure of the Company’s West Palm Beach office and the termination of the corporate plane lease as we discussed in our first quarter call, which reduced EPS by $0.14 and as a result our adjusted earnings per share for the quarter were $0.55.

Adjusted EBITDA for the quarter was $59.9 million or 13.2% of revenues compared to $66 million or 15.9% of revenues in the prior-year quarter.

Turning to a review of our segments. In the second quarter Forensic and Litigation Consulting revenues increased 13% to $119.1 million in the quarter compared to $105.1 million in the prior-year quarter. Revenues increased organically by 10% due to increased demand related primarily to disputes and investigations in the segment’s North America and Asia-Pacific regions.

Adjusted segment EBITDA was $22.3 million or 18.7% of segment revenues compared to $18.8 million or 17.9% of segment revenues in the prior-year quarter. The increase in adjusted segment EBITDA margin was due to strong utilization and employed leverage in the aforementioned practices, which was partially offset by higher performance-based compensation costs, as well as lower success fees and lower utilization as a result of increased hiring in our health solutions practice. Within the forensic and litigation consulting business segment, our health solutions practice revenues declined 5% year-over-year as client’s delayed projects while assessing their needs as a result of further changes in their marketplace.

Adjusted EBITDA in this practice was also challenged compared to the prior year as a result of reduced success fees as compared to the second quarter of 2013 and lower utilization (technical difficulty).

(technical difficulty) compared to $20.8 million or 18.7% of segment revenues in the prior-year quarter. Decline of adjusted segment EBITDA margin was due largely to increased compensation expenses related to the previously discussed extension of employment contracts entered into late last year with key senior client service professionals and lower utilization of our financial economics practice in North America.

Following a slow start to the year, revenues and adjusted EBITDA in this segment increased 10% and 38% respectively compared to the first quarter of 2014. The increase in the segment’s M&A activity during the quarter indicates that we are beginning to convert our sustained strong volumes of early stage first look work into more significant M&A projects.

As we discussed at our Investor Day, international arbitration is an area we believe we have the right to win and an area in which we will continue to invest.

On a sequential basis, our international arbitration service has experienced double-digit revenue increases.

In Corporate Finance and Restructuring, revenues increased 8% to $104 million in the quarter compared to $96.7 million in the prior-year quarter. The increase in revenues was driven by higher demand for our North American non-distressed service offerings, which was partially offset by continued softness and global bankruptcy engagements.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

Adjusted segment EBITDA was $19.1 million or 18.4% of segment revenues compared to $17.8 million or 18.5% of segment revenues in the prior-year quarter. At our Investor Day we discussed our intent to invest in organic growth of our non-distressed business and services by serving companies seeking our unique growth and efficiency improvement offerings from our office of the CFO offering to our services for industries facing disruptive change. We see opportunity to expand our market share in these areas.

During the quarter, our non-distressed revenues more than doubled as compared to the non-distressed revenue levels in the second quarter of 2013. As you can see, our second quarter results reflect our efforts to invest in these non-distressed services, which can help us achieve growth despite a weak market environment for bankruptcy and restructuring services.

In our North American bankruptcy and restructuring practice, the demand environment remains soft at the moment and continues to weaken globally.

In EMEA, we discussed at our Investor Day that we anticipated the corporate restructuring market was going to slow down and that was why we were investing in our transaction advisory services and tax groups in this region. These initiatives are on track and we will continue to invest in those businesses.

In Strategic Communications, revenues increased 5% to $53.3 million in the quarter compared to $50.6 million in the prior-year quarter. The favorable impacts of foreign currency translation contribute to an increase of approximately 3% with the remaining growth resulting from increases in the number of retainer-based relationships in our EMEA business.

Adjusted segment EBITDA was $5.8 million or 10.9% of segment revenues compared to $5.2 million or 10.3% of segment revenues in the prior-year quarter. The increase in adjusted segment EBITDA margin was due to higher margins on pass through revenues and the favorable impacts of foreign currency translation.

As we mentioned at the Investor Day, we have been actively rotating this business so that we are less dependent on financial transaction oriented communications. As a part of this rotation, we have aligned and upgraded our talent with a focus on businesses such as our public affairs, crisis and litigation communications, shareholder activism counsel, and change communications offerings. The skills and expertise of these new professionals are better aligned with our strategic initiatives to improve EBITDA.

From a geographic perspective, international revenues accounted for 29% of revenues in the quarter compared to 27% of revenues in the prior-year quarter. In EMEA, revenues increased 19% year-over-year driven by a 28% increase in economic consulting revenues, a 50% increase Forensic and Litigation Consulting revenues, which includes the acquired revenues in the insurance oriented acquisition we announced in the fourth quarter of 2013, and a 14% increase in strategic communications.

Asia specific revenues increased 4% year-over-year. The revenues increase was driven by a 38% increase in our Forensic and Litigation Consulting business resulting from a very strong quarter for our forensic accounting and advisory services and our construction solutions practices in that region. A 24% increase in revenues in Hong Kong more than offset a 14% decline in revenues in Australia, which was largely driven by weaker demand for our restructuring services there.

In Latin America, revenues increased 22% year-over-year. The increase in revenues was largely due to a near doubling of revenues in our Corporate Finance and Restructuring segment.

In North America, second quarter revenues increased 8% year-over-year. The increase was largely driven by a 22% increase in revenues in our Technology segment related to increased demand from a large-scale complex investigations, a 10% increase in our Corporate Finance/Restructuring revenues resulting from higher demand for our non-distressed services, and a 8% increase in Forensic and Litigation Consulting revenues resulting from increased demand related primarily to disputes and investigations.

Turning to our cash position, cash and cash equivalents were $94.4 million in June 30, 2014. Our net cash provided by operating activities for the quarter was $33.7 million compared to $21.7 million in the prior-year quarter. The increase was primarily result of lower funding of employee notes receivable and higher revenue driven cash collections, which was offset by an increase in compensation payments and the lease payment related to the termination of our plane lease.

Our net accounts receivable balance increased by $112 million from December 31, 2013, driven by the increase in our revenues and was also impacted by the increase of our days sales outstanding or DSO which increased 11 days from December 31, 2013 to 108 days at the end of June 2014. The 108 days also represents a two-day increase from the March 31, 2014 quarter-end.

The majority of the 11 day increase — the 11 day increase is driven by our receivables related to our Asian-Pacific liquidation business which has extended cash collection cycles that generally range between 18 and 24 months or longer due to the regulatory nature of the process. In addition, we have agreed to extend payment cycles for certain large-scale engagements.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

In summary, as Steve indicated earlier, our second quarter results are in line with the expectations and guidance we provided at our Investor Day. We continue to be confident in our full-year guidance at this time and we continue to invest in the business as we discussed at our Investor Day.

And with that, we’ll open the call up for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). And we’ll take our first question from Kevin McVeigh from Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Great thanks and nice job on the quarter. One quick question just to the [recent] numbers, on the West Palm Beach and corporate jet, is that already factored into the longer term cost of synergies or is that something that would be incremental and how does that setup in terms of savings in the back half for the year and is that already in the guidance?

Roger Carlile - FTI Consulting - EVP, CFO

Hey Kevin, its Roger. Yes (multiple speakers) we will achieve from the ending of those two leases was known at the time we gave the guidance on our Investor Day, so that savings is built in already to the guidance we had for this year.

Kevin McVeigh - Macquarie Research - Analyst

Okay. And Roger can you remind us, what were those saving for just so we have a sense?

Roger Carlile - FTI Consulting - EVP, CFO

It would be for the remainder of the year, it’s roughly $2.5 million.

Kevin McVeigh - Macquarie Research - Analyst

Great. And then I wanted to congratulate all you folks with the moves and anytime we see this we always like to get a sense from David and Holly what’s future activity FTI opportunity and I know it’s early days, you obviously haven’t even started, but as you think about the organization, just what drew you to it? I think more importantly than anything.

Steven Gunby - FTI Consulting - President, CEO

So, Kevin, this is Steve. I would do my best to imitate David and Holly’s voice but I think by the time I got to Holly you would figure out that neither of them are actually here. They don’t actually start work until August 25th, so we’ll try to give you access to them and then rather than me make up the answer that they like my suits or whatever it is (laughter) that I’ll let them answer your question directly, if that’s okay with you.

Kevin McVeigh - Macquarie Research - Analyst

Awesome and then real quick and I’ll get back in the queue. Seems like you saw overall just a nice uptick in bill rates. Was that just mix or better pricing with current clients? Just any thoughts around that.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

Roger Carlile - FTI Consulting - EVP, CFO

I don’t think there’s any strong differences in the market. I will say, and I’ve said this a number of times before, as the demand environment improves for our services, whether it’s just us individually or the market generally, our professionals are less required by their clients and maybe less likely to agree with their clients to discount their rates. So, I think what you see there is more — as our businesses are improving on the demand side, some of that discounting sort of dissipating.

Kevin McVeigh - Macquarie Research - Analyst

Got it. Thanks.

Roger Carlile - FTI Consulting - EVP, CFO

Thank you Kevin.

Operator

And we’ll go next to Tim McHugh from William Blair.

Tim McHugh - William Blair & Company - Analyst

(multiple speakers). Hi. How’re you doing? So I guess a few questions. One, does the strength in the non-distressed piece doubling year-over-year is a pretty big growth rate. So, are there large projects in their? How sustainable is that as we think forward and can you remind us the split within the corporate finance and restructuring between distressed and non-distressed type of work?

Steven Gunby - FTI Consulting - President, CEO

Yes. Look some of the doubling is, and I’ll let Roger answer in more detail, but some of the doubling is off of a smaller base than we would have liked to have had a year ago. But as we talked about it on Investor Day — this is a thrust going forward and I think we can continue to grow that business going forward. In terms of the specific questions, do you have a sense of that?

Roger Carlile - FTI Consulting - EVP, CFO

Yes. Well I think we’ve said in the past that it’s roughly a 65/35 split between restructuring work and what we’ve termed as non-distressed work. I will say it may be funnier for me than for Steve, but Steve notes that what we call non-distressed work in the real world is distressed work. (laughter)

We’re helping companies that aren’t bankrupt but need help in a maybe a more immediate sense than others or they’re dealing with issues, spin outs, and carve outs and things like that. And there are a few matters in there that are of large size as there always is in, frankly, all of our services and that we’re hoping really to build off of those, the knowledge of those and the success stories you know marketing program that we spoke about in our Investor Day to really to help grow — drive the growth of that business. But I think it’s based on, Tim, really just a focused effort by our practioners in that business to grow notwithstanding the difficult market for restructuring services.

Tim McHugh - William Blair & Company - Analyst

Am I — would it be misleading though to take, I mean if I do a 65/35 split, if I’m assuming that 35 portion doubled, it obviously implies a pretty sharp down crease still on that 65 % or is it really a easy comparison partly?

Roger Carlile - FTI Consulting - EVP, CFO

It’s not quite that simple because we’re talking more about a doubling in the Americas and we do have that split I’m giving you is a global split. So it’s not quite that simple. Most of that non-distressed improvement is coming in North America.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

Tim McHugh - William Blair & Company - Analyst

Okay. And you’ve talked about a kind of office of the CFO. You’ve talked about transaction support type of work. Is it in a particular area of that non-distressed?

Roger Carlile - FTI Consulting - EVP, CFO

Those two in particular you mentioned the office of the CFO, which is involved in helping CFOs generally and also in helping with transactions and carve outs and those kind of things. It’s also in general areas such as our telecom, media, and technology industry practice. So, I think it’s generally in those areas that we’re seeing the most improvement.

Tim McHugh - William Blair & Company - Analyst

Okay. You’ve talked about in the second half of the year you’ve expected some big cases. I think it was both in eDiscovery and Forensic rolling off and that’s partly why you expect a low run rate in the second half of the year. What are you seeing at this point? Do you have — have you seen those roll off or is that still something you’re just being cautious about happening at some point?

Roger Carlile - FTI Consulting - EVP, CFO

Well, I think the matters we were most focused on in that commentary are still — persist today and we’re working on those. I think we still have the same concerns we had on June 17th when we gave the guidance that there is some risk that those won’t persist at that full level through the second half of the year. So I think we’re trying to be smart about how we think about that in our guidance.

Tim McHugh - William Blair & Company - Analyst

Okay. And can you — you’ve also talked for the second half at a pickup in investment spending to drive your multi-year plan here. I don’t recall if you did this at the Investor Day but can you quantify how much of a drag or how much spending that is in the second half of this year?

Roger Carlile - FTI Consulting - EVP, CFO

Good try Tim. You thought I’d forget that we didn’t quantify that. (laughter) We did not quantify it specifically and won’t do so now but I think between — if you look at the total guidance versus the first half of the year and you take that difference, that difference is primarily related to two things. It’s related to these concerns we mentioned about these large projects and whether they would be at the same levels in the second half of the year and our investment spend. So, it’s really those are the two primary drivers.

Steven Gunby - FTI Consulting - President, CEO

And maybe let me add one point to this. I think the way to think about the investment spend is, if we had gotten ourselves fully organized we would have had that for the entire year and we will have that going forward. I don’t in vision this investment spend as sort of a one-time spend.

Tim, this is what you do in a professional services business if you are trying to grow organically, which we are putting emphasis on. It means you don’t just hire reactively. You hire proactively. You figure out whether you need to hire sales and marketing people in a business in order to get scale.

You invest aggressively in R&D even if the quarter is tight. And I think that is something that we as a management team have committed to going forward. I think the back end loaded is just because some of the initiatives have taken a while to get organized to actually get funded them and you shouldn’t view that as a one-time thing.

I think you should build an expectation of ongoing investment into the models for the future because certainly that’s our intention to continue to do that. I hope that’s helpful, Tim.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

Tim McHugh - William Blair & Company - Analyst

Yes, that’s great. Okay. Well, Thank you.

Operator

And we’ll go next to Randy Reece from Avondale Partners.

Randy Reece - Avondale Partners - Analyst

Good morning. To go back to that investment concept. There are two things going on that I can see. You’re putting in some additional management infrastructure and some supporting costs that are new step ups in cost levels and then there is this shift towards more internal hiring reliance and organic growth as opposed to practice acquisition to add staff. What I’m wondering is when’s the point where the additions have the supporting infrastructure are in and we’re just looking at the additional incremental cost of basing your growth more on internal hiring?

Steven Gunby - FTI Consulting - President, CEO

We don’t anticipate a huge — if I understand the question correctly, I don’t think we are going to be adding a ton more to the corporate center over the next while. It doesn’t mean there aren’t some costs that we will incur at the center. We’re going to have our first ever all SMD meeting later this year, which we’ll fund out of the corporate center, which is an investment in connectivity and helping us bridge across the segments, which is something that is important for the company and that sort of thing. But I would say that if you are asking is there is going to be a trend that’s going to continue up into next year, I don’t currently anticipate that. We are — I think we have the central initiatives all in mind or at least the ones we know about now.

The business related initiatives will change every year. Every business will have different — we have a process in place to say okay, where can we invest now in selling capability, in marketing, in head count, in acquisition of talent, in a way that helps us build our business to the position that we think we have. And that’s an ongoing strategic inquiry, which gets updated every quarter. So, we have investment levels in mind, we prioritize against that but the specifics around that will be modified over time. Does that help Randy?

Randy Reece - Avondale Partners - Analyst

Yes. As you’ve been going over the structure of the company, do you have any further thoughts about any need to integrate or standardize back-end support functions for example or more consolidation of accounting functions — just across all of the different acquired businesses that you have?

Steven Gunby - FTI Consulting - President, CEO

Yes, let me maybe ask that in a more general way. If you think back to the Investor Day, I think there’s two different core thrusts besides addition of capability. One of them is stuff within the current organizational structures. Where do we have the right to win in our current segments and regions and how do we invest sufficiently in that?

The second one is a set of cross-cutting initiatives really leveraging this enterprise beyond the individual segments. And within that are a variety of different things. Clients service ideas that cut across segments. HR ideas that cut across segments. But also obviously cost ideas that cut across segments and effectiveness ideas that cut across segments.

We clearly have questions and thoughts about how do we most effectively support the businesses around the world and that’s part of the initiative discussion underway. Did I answer your question Randy?

Randy Reece - Avondale Partners - Analyst

Yes. Very much so. Thank you very much.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

Operator

And we’ll go next to Jerry Herman from Stifel.

Jerry Herman - Stifel Nicholaus - Analyst

Thanks. Good morning everybody. (multiple speakers) Steve and Roger, I just wanted to ask you a little bit more about the second half of the year. You guys have been pretty clear about your guidance there and that investment spending will be a factor in that but if the business happens to perform better in the second half of the year, would you be inclined to step up the investment spend as the year progresses?

Steven Gunby - FTI Consulting - President, CEO

I think we need to do the right thing by the business. We have a responsibility to the shareholders. We also need to do the right things by the business.

I wouldn’t automatically step up investment spend just because that’s the investment numbers. Just like I wouldn’t automatically cut investment spend if something went awry in the business for a quarter. That’s not consistent with the concept of investment.

Obviously, if we have way above and we find a whole lot of good investments, we’ll consider that in turn but there’s no automatic migration of that. To the contrary. I think we’re thinking about investment as what we need to do to build a sustainable, powerful business over the medium term. And where we have ideas for that, we’ll invest and we won’t be affected by the swings of the quarter. Did I answer your question Jerry?

Jerry Herman - Stifel Nicholaus - Analyst

Yes that’s helpful. And just from a process perspective, can you help us understand what that process of investment spending looks like? In other words, the return on investment calculation or what metrics and framework do you use to commit money?

Steven Gunby - FTI Consulting - President, CEO

That’s also in refinement but the best way to understand that process is if you remember from Investor Day — one of the things we did was we said let’s start to think about — what we’re about is building businesses that are reflective of the powerful group of people we have, the powerful positions, the needs in the marketplace. And that you as shareholders but also employees, we’ll reward us building a much more powerful institution over the next while versus this month doing better or worse than plan.

With that in mind, the management team and I sat down and we said all right let’s set some targets out here for 18 to 24 months out and say if we really wanted to have a fundamentally more powerful set of businesses, both in terms of EBITDA earning capability, which I shared with you, but also just robustness in the market. What would we need to do now?

And then out of that came, okay, so how much of that can we afford with the current year budgets that each person has put together? And then, not everything can be afforded within the current year budgets. And so the question is then, so how do we rank those ideas in terms of where would we be willing to invest from the center because it’s powerful and supportive of the Company as a whole, Okay?

And then behind that, you need a set of metrics, as you say, but actually more important than the metrics because it’s more around a sense of accountability, it’s a followup process. And say are we investing in this? Is it working? Is it not working and so forth, so we’ve put that in place.

We have quarterly updates of that dialogue that I just described. The next one will be held next week for three days where we’re going to go through all the initiatives that people are committed to. Where are we on those? Which are working? Which are not? Where do we want to double down? Where does it not look like its working, we want (top total) back? What other ideas do people have? Do we have any money left in the investment budget? Do we not have any money?

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

And we have those conversations and that’s on an ongoing basis. Now, I think those would be helped by strict financial metrics but I think the truth is, if you get into the details enough, you have a sense which ones of these are powerful and worthwhile [vetting] on and I think that’s the first stage that we have gone to here. Does that make sense to you?

Jerry Herman - Stifel Nicholaus - Analyst

It does. And last one for me. You’re organic growth in the quarter was pretty strong. I’m assuming there’s really not any measurable impact on some of these initiatives at this juncture but that’s sort of part A. Part B is if professional service firms aren’t really known for collaboration among segments. Have you addressed or thought about the compensation system or is that something for the new Chief Human Resource Officer?

Steven Gunby - FTI Consulting - President, CEO

In terms of the organic growth, some of the organic growth actually comes from some of the initiatives that we have talked about. Even though we talked about them in — to you first only a few weeks ago, we had some of these conversations as a management team within the first few weeks of me starting. And although we didn’t have the full list fleshed out, we could already then start to indicate real support for [bets]. You talk with Bob Duffy and Kevin, they know that they have support for the office of the CFO back in February and so forth. So, I think it’s a blend.

In terms of collaboration across segments, we’ve you see — I’ve always seen complete collaboration across all boundaries in professional services firms. Does that not happen in your organization? (laughter)

Jerry Herman - Stifel Nicholaus - Analyst

We wish.

Steven Gunby - FTI Consulting - President, CEO

More seriously, of course — look, you have in every organization — sometimes we demonize that. In every organization you have powerful professionals who really care deeply about what they’re doing and they’re focused on what they’re doing as opposed to what other people are doing across segment boundaries. And you can demonize that or you can recognize what it is. You have great professionals who are really busy doing stuff and they want to be value-added.

My experience is that we do have structural barriers to some of the collaboration that we could get people to do and we need to explore different ways to break those barriers down. Some of it is compensation, which I talked about first at the [X CO] level to make sure the [X co] itself feels like they are incentivized to be a team and we’re having conversations with that already before Holly gets in there. We can think about whether that extends more broadly to the SMDs.

I think beyond compensation though, what you all know is that professional service firms are places of trust and knowledge and what you have to do in a partnership of 450 partners is actually get exposure to what people are doing. I just had a group of key drivers from our partner group together of maybe 40 people and they loved the conversation with me but they loved even more the conversation with each other about what they were all doing. And you could see people get pumped up and motivated and people talking about collaborating just by understanding that there were cool people on the other side of a segment boundary.

So there’s lots that we are doing against that. Compensation may be part of it but beyond the compensation one of the core reasons for this all SMD meeting is to start to break down some of those barriers. So does that help Jerry?

Jerry Herman - Stifel Nicholaus - Analyst

Very helpful. Thank you very much. I’ll turn it over.

Steven Gunby - FTI Consulting - President, CEO

Thanks.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

Operator

And we’ll go next to Joseph Foresi from Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

Hi. Good morning. My first question is just back to the business. I wonder if you could quantify or let us know what impact you’re seeing from the M&A activity? I know it’s been sporadic in the past but certainly Strat Com seemed to do okay this quarter. And is there any way to quantify that in your expectations for the back half of the year?

Roger Carlile - FTI Consulting - EVP, CFO

Well, I think, it’s Roger Carlile. I think a couple of things. We spoke about in the beginning of the call that our economic consulting segment has seen a good movement from their first-look cases into more sustained or larger numbers of sort of the second round of work on those cases. And our Technology Segment has also seen projects related to second requests in those matters, so I think we’re seeing that and it is correct to say that our Strategic Communication segment has had more of those activities particularly around the tax inversion matter that you’re hearing a lot about in the press now.

We are seeing that and we are benefiting from it. I think it’s still fair to say that at this moment M&A probably impacts somewhere between 7% and 10% of our revenue and that’s not been because of that first-look work that was in E Con. That’s not been dramatically changed at this moment. So, I think we’re seeing some improvements in the market on those issues but I don’t think we’re looking at that as what’s going to really turn the dial in the short run in the next couple of quarters.

Joseph Foresi - Janney Montgomery Scott - Analyst

Got it. And sticking with a business question, I think you mentioned that healthcare was flat or declining in the quarter. Now, what caused that decline? Are you just doing ICD-9 and 10 work and that got pushed or is there more associated with that and will that continue in the back half of the year?

Roger Carlile - FTI Consulting - EVP, CFO

Yes. I think there’s two primary drivers. One is the delay or push of work and I think I mentioned that earlier in my comments, that with client’s looking at the changes and how rapidly things are changing, we’re finding that the activities and projects they wanted to undertake, they’re now concerned whether or not those are material enough or significant enough to deal with the issue. And so they’ve taken some time to step back and look at that. There has been a push in work.

There’s also a timing issue for us in terms of when you’re doing the first-stage assessment work and the size of those projects versus the implementation part of the work and the success fees that come with that. So, as I mentioned in the comments, there were fewer success fees in this quarter and that combined with the push of the work caused us to be flattish to a little down on the revenue line. However, we are investing and hiring in that business because we see it as a strong market in growth, so that investment puts a little more challenge on EBITDA in the short run.

Joseph Foresi - Janney Montgomery Scott - Analyst

Got it. And then the last one from me. I know we’ve been through a lot of changes on the management side and running through the organization. Is there any way you could give us a sense of where you think you are in that cycle? Are we halfway through it? Is the team set and now we’re moving forward? Are we a quarter of the way? I’m just trying to get a sense of what we can expect from the change function. I know you’ve got a lot more to go but just where you think we are at this point?

Steven Gunby - FTI Consulting - President, CEO

In terms of new additions to the team, I think we are the bulk of the way through if not completely through. There’s still some discussions underway to figure out roles among the team and those are underway. But if you’re expecting — if you’re worried you have to model 70 new C-suite people into your P&L beyond the ones I just gave you today that you don’t need to worry about and the rest of the discussions will be proceeding in the next little while. Does that help?

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

Joseph Foresi - Janney Montgomery Scott - Analyst

Yes. That does. Thanks.

Operator

And we’ll go next to David Gold from Sidoti.

David Gold - Sidoti & Company - Analyst

Hi. Good morning.

Steven Gunby - FTI Consulting - President, CEO

Good morning David.

David Gold - Sidoti & Company - Analyst

Just a couple of points to follow up there. So first, just following up on that one. Senior management level, obviously a lot of new additions announced today, are there many or should I say any other significant holes or changes that you can talk about there that you plan to fill?

Steven Gunby - FTI Consulting - President, CEO

I don’t think I can really say much more than what we’ve said here today. I think there’s not — I think the way to think about this is — we’re well along the journey. I think I felt a little bad at Investor Day that I couldn’t share more with you because some of these announcements were proceeding but not ready to be done. So I felt like — just because of legal reasons you can’t share those things until they’re ready to be done and they’ve been voted, and all that sort of stuff by the Board. So therefore I felt a little bad that there’s other stuff to share that I’m not sharing here. That’s why I told you that that was underway this summer.

At this point, if you see a great person might you move on that just because you find a great person or something, of course. I’m never going to be bound by saying we’re never going to hire other people into the C-suite but what you’ve heard so far is the bulk of what I was referring to at the Investor Day, when I said over the course of the summer, you’d be hearing more about people. Does that help?

David Gold - Sidoti & Company - Analyst

Yes. And then — also on the people front, thoughts on looking at head count, sequentially we’re down in almost all the business lines modestly. Curious on further thoughts if there are plans say between here and year-end. Do we expect to end the year with a higher head count than here or could there still be a little bit more attrition?

Steven Gunby - FTI Consulting - President, CEO

I expect across the company we will end with higher head count by the end of the year. That’s consistent with the concept of investment. I would say that some of the businesses are short of the head count that we had hoped for them to hit at this point in time.

Some of this I suspect Roger knows better than I is a little bit seasonal, right? When you hire — the businesses that hire from schools tend to have in flows in September and that’s true for a lot of professional service firms. We do not have a conscious strategy of shrinking this company. To the contrary. We have to grow the right places but we’re growing head count. So, I don’t think you should extrapolate that trend.

Roger do you have a different view? Is that —

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

Roger Carlile - FTI Consulting - EVP, CFO

Yes. No, I think that’s right. I think if you look at just the head count numbers at the quarter end versus the prior year they’re actually in total up a little bit. They’re up in FLC. They’re up in E Con and they’re up in Tech. They’re down — they’re essentially flat, five people difference in Corporate Finance/Restructuring and they’re down a little in Strat Com and I think that’s because we’ve talked about those two businesses being the ones that are probably making the most significant strategic moves at the moment.

We talked about the rotation that Strategic Communications was going through and we’ve talked about Corporate Finance and Restructuring moving to more non-distressed work. So, you’re searching for the people to fit those needs and you have natural attrition in the other areas that you’re not replacing. I think those are sort of normal parts of the investment and transformation process.

David Gold - Sidoti & Company - Analyst

Perfect. Perfect. Just one last if I can. There’s been a lot of talk on the call about the spending that you’re planning to do in the second half and it sounds like you have a real good handle on what you’re budgeting or planning through. I guess two questions on that. One, why not call it out rather than risk the street getting it very wrong. And two, on an ongoing basis, I know you said that this is maybe less one time in nature but fair to assume that what your [betting] in the second half is a higher level than maybe the ongoing rate would be or is that not fair?

Steven Gunby - FTI Consulting - President, CEO

To the second question, the second half of the year is at a higher ongoing rate than the full year probably not materially. If we had a choice we would have moved some of the investments into the first half of the year. I’ll let Roger answer that.

I guess the way I’m thinking about this is — the reason I don’t want to break this out is because I believe this is a normal course of business. What we’re doing is we’re resetting the stage for this company. As a company, which has historically maybe not invested as much in organic growth as some of us could believe we could have.

We’ve invested a huge amount in acquisitions. We will continue to invest in acquisitions going forward but on average I would say we’re going to invest less in acquisitions.

But we’re going to grow as a company. We have a right to grow. We have great positions and we will be investing in organic growth. So that is a part of the everyday fabric of the business and if you break it out, then people sort of say well, that one is running off or that one’s running off. But the truth is we expect to replace that with other ones going forward. So, I think the right way to think about this, if I could, is this is a cost of being in the business of organic growth that we will be continuing to increase over time. If the company grows, we’ll probably be investing more to continue to sustain a growth rate. The reason it looks noticeable is because it’s a shift from the past and that’s why we’re calling it out here. Does that help?

David Gold - Sidoti & Company - Analyst

Yes.

Roger Carlile - FTI Consulting - EVP, CFO

David, financially how I’d amplify what Steve said was this. If you were to look at just the second half of the year, is it likely or possible that the investment — if you annualized that number up a bit more than it would be, if we were doing it on a full year as Steve said, and yes, that’s the case because we’re starting some of those things a little bit later because of the process. I think what Steve is saying, as we grow, you wouldn’t necessarily want to think that in fact in (inaudible) we’re hitting those targets that the investment wouldn’t be an annualized run rate equal to the last half of the year because I think we’re going to grow. We’re going to be able to invest that amount. So, I think that’s what’s going on.

I think the reason we haven’t called them out specifically is that it is a somewhat fluid process, and dynamic process. As Steve mentioned we’re quarterly going through review sessions. We’re looking where we are. We do have a good handle of what we want to do but some of those things require finding the right people and you can hope to find them by a given date but you can’t be certain you can find them by a given date.

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

So it’s a somewhat fluid process. I think what we’ve tried to do is be as clear as we can and you now have the full-year guidance, you have what we’ve done in the first half of the year. You can see what that difference is. We’ve tried to say, look, the two primary reasons that the second half is down from the first half is because of the concerns of will the strength in FLC and Tech continue the same exact levels in the second half of the year and the investment.

David Gold - Sidoti & Company - Analyst

Got you. Okay. I appreciate it. You have to give me credit for trying. (laughter)

Roger Carlile - FTI Consulting - EVP, CFO

I always do. (laughter)

Operator

And we’ll take our final question from Ato Garrett from Deutsche Bank.

Ato Garrett - Deutsche Bank - Analyst

Hi. Good morning.

Steven Gunby - FTI Consulting - President, CEO

Good morning.

Ato Garrett - Deutsche Bank - Analyst

So just one quick one on the economic segment and the recovery from the slow start to the year. So you can see pretty clearly that margins improved. Utilization rates improved pretty well. Just thinking about that business going forward as you continue to improve from the start to the year, could you give some commentary around what we might expect around margins relative to say last year given the new employment agreements that are in place?

Roger Carlile - FTI Consulting - EVP, CFO

I think that business in the second quarter got back up on the revenue line to about the rate that we thought they would be at the beginning of the year. So the first quarter as we’ve said was a slower start with January particularly being a slower start within that quarter. So I think at this point, they had adjusted segment EBITDA margin of around 15.4% and I think we’re looking in the 15% to 16% range for the remainder of the year — the next two quarters. And of course, as the business continues to grow and their investments start to come to fruition that can improve in the forward years a bit.

Ato Garrett - Deutsche Bank - Analyst

Okay, great. Then also again on margins, looking at Corporate Finance and Restructuring, clearly the margin improvement there on a — a margin improvement there was driven in part by improved utilization rates but was curious if there was anything else there that might have helped out as your making the investments where the non-distressed business is, whether those happen to carry a higher margin or if it’s something else (technical difficulty).

Roger Carlile - FTI Consulting - EVP, CFO

No. You’re talking about sequentially right? Because their margins are essentially flat quarter over — this quarter to last year. You’re talking about from the first quarter to the second quarter?

JULY 31, 2014 / 01:00PM GMT, FCN - Q2 2014 FTI Consulting Inc Earnings Call

Ato Garrett - Deutsche Bank - Analyst

Right.

Roger Carlile - FTI Consulting - EVP, CFO

Yes. I think the services that we’re performing in the non-distressed services do not typically carry higher margins than do the — where distressed bankruptcy kinds of services. I think the primary reason for the improvement in margin there is better utilization, so you can see that they were able to get more of their people put to productive use and as they have been transforming their market focus and some of the people behind that to focus on those services, they can be sure they have the right skills and the right leverage structure behind those projects to get the best margins they can out of them. So I really think it’s those issues that are driving that improvement from the first quarter.

Ato Garrett - Deutsche Bank - Analyst

Great. Thank you.

Operator

And this concludes today’s conference. Thank you for your participation.

Steven Gunby - FTI Consulting - President, CEO

Thank you all for joining. Have a good rest of the summer.

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